Exhibit 10.2

Amendment No 1 to Agreement and Plan of Merger

Amendment No. 1, dated as of May 28, 2009 (the “Amendment) to the Agreement and Plan of Merger dated as of May 6, 2009, by and among Maven Media Holdings, Inc., Waste2Energy Acquisition Co. and Waste2Energy, Inc. (the “Merger Agreement”).

WHEREAS, the parties which to make certain amendments to the Merger Agreement as set forth below.

NOWTHEREFORE, IT IS AGREED AS FOLLOWS:

1.        Whereas Clauses.   The second Whereas clause of the Merger Agreement (clause B) shall be deleted and replaced by the following:

“The Waste2Energy shareholders own an aggregate of 45,981,770 Waste2Energy sharesof common stock (the “W2 Shares”) which W2 Shares constitute 100% of the issued andoutstanding W2 Shares;”

2.        Definitions.  Section 1.1(a) of the Merger Agreement shall be deleted and replaced by the following:

“Acquisition Shares” means the 45,981,770 Maven Common Shares, which shares areto be issued and delivered to the Waste2Energy Shareholders at Closing pursuant to theterms of the Merger in accordance with Schedule 1.1(a), annexed hereto;”

3.       Wast2Energy Capitalization.  Section 5.1(e) of the Merger Agreement shall be deleted and replaced by:

“Ownership of W2 Shares. The issued and outstanding share capital of Waste2Energyconsist of 45,981,770 common shares (being the W2 Shares), which shares on Closingshall be validly issued and outstanding as fully paid and non-assessable shares. The Waste2Energy Shareholders will be at Closing the registered and beneficial owner of the W2 Shares. The W2  Shares owned by the Waste2Energy Shareholders will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever not created by or through Maven and/or the Acquirer;”

4.       Remaining Provisions of Agreement Unchanged.  Except as set forth herein, the Merger Agreement is unmodified and shall remain in full force and effect.

5.       Execution of this Amendment.  This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth in the first paragraph hereof.

MAVEN MEDIA HOLDINGS, INC.

By:	/s/
Name: Adrienne Humphreys
Title: President

WASTE2ENERGY ACQUSITION CO.

By:	/s/
Name: Adrienne Humphreys
Title: President

WASTE2ENERGY, INC.

By:	/s/
Name: Christopher d’Arnaud-Taylor
Title: Chief Executive Officer